Exhibit 10.1

EXECUTION COPY

FUNDING AGREEMENT

dated as of March 20, 2011

between

SWS GROUP, INC.,

HILLTOP HOLDINGS INC.,

OAK HILL CAPITAL PARTNERS III, L.P., and

OAK HILL CAPITAL MANAGEMENT PARTNERS III, L.P.

TABLE OF CONTENTS

	ARTICLE I
	Funding

1.1	Funding	1
1.2	Funding Date; Funding Conditions	2
1.3	Adjustments	5
1.4	Tax Reporting	5

	ARTICLE II
	Representations and Warranties

2.1	Representations and Warranties of the Company	6
2.2	Representations and Warranties of the Investors	23

	ARTICLE III
	Covenants

3.1	Interim Operations	24
3.2	Proxy Statement; Stockholder Approval	27
3.3	No Solicitation	28
3.4	Regulatory Matters	31
3.5	Access	32

	ARTICLE IV
	Additional Agreements

4.1	Reservation for Issuance; Exchange Listing	33
4.2	Indemnity	33
4.3	No Change in Control	34
4.4	Rights Plan	35

	ARTICLE V
	Termination

5.1	Termination	35
5.2	Effects of Termination	36
5.3	Fees and Expenses	36

	ARTICLE VI
	Miscellaneous

6.1	Survival	37
6.2	Amendment	37
6.3	Waivers	38

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6.4	Counterparts and Facsimile	38
6.5	Governing Law	38
6.6	WAIVER OF JURY TRIAL	38
6.7	Notices	38
6.8	Entire Agreement, Etc.	40
6.9	Other Definitions	40
6.10	Captions	44
6.11	Severability	44
6.12	No Third Party Beneficiaries	44
6.13	Public Announcements	44
6.14	Remedies	44

EXHIBIT A	Credit Agreement

EXHIBIT B	Warrant

EXHIBIT C	Investor Rights Agreement

EXHIBIT D	Certificate of Designations

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INDEX OF DEFINED TERMS

Additional Reimbursement Amount	5.3(b)(3)
Advisers Act	2.1(aa)(3)
Affiliate	6.9(4)
Agreement	Preamble
Alternative Transaction	3.3(f)(1)
Alternative Transaction Proposal	3.3(f)(2)
Bank	2.1(b)
Beneficial Owner	6.9(5)
Beneficially Own	6.9(5)
Beneficially Ownership	6.9(5)
Benefit Plan	2.1(r)
Board of Directors	2.1(d)(1)
Board Recommendation	3.2
Broker Dealer Subsidiaries	2.1(aa)(2)
Burdensome Condition	3.4(a)
Business Day	6.9(6)
C&D Order	1.2(b)(2)(vii)
Capital Lease Obligations	6.9(7)
Capitalization Date	2.1(c)
Change of Recommendation	3.3(d)
Code	1.4
Common Stock	Recitals
Company	Preamble
Company 10-Ks	2.1(f)
Company 10-Q	2.1(f)
Company Financial Statements	2.1(f)
Company Preferred Stock	2.1(c)
Company Reports	2.1(g)(1)
Company Significant Agreement	2.1(k)
Company Subsidiaries	2.1(b)
Company Subsidiary	2.1(b)
Company’s Knowledge	6.9(13)
Credit Agreement	Recitals
Disclosure Schedule	2.1
ERISA	2.1(r)
ERISA Affiliate	2.1(r)(1)
Exchange Act	2.1(g)(1)
FDIC	1.2(b)(2)(ix)
Federal Reserve	1.2(b)(1)(iv)
FINRA	2.1(aa)(2)
Funding	1.2
Funding Amount	1.1(b)(5)
Funding Date	1.2
Governmental Entity	1.2(b)(1)(i)
Group Member	6.9(8)
Guarantee Obligation	6.9(9)
guaranteeing person	6.9(9)
Guarantor	6.9(10)

Hilltop	Preamble
HOLA	1.2(b)(1)(iv)
Indebtedness	6.9(11)
Indemnified Party	4.2(a)
Intellectual Property	2.1(x)
Investor	Preamble
Investor Rights Agreement	6.9(12)
Investors	Preamble
Knowledge	6.9(13)
Liens	2.1(b)
Loan Amount	1.1(b)(5)
Loans	2.1(bb)(1)
Losses	4.2(a)
Material Adverse Effect	6.9(14)
Oak Hill	Preamble
OREO	2.1(h)
OTS	1.2(b)(1)(iv)
Outside Date	5.1(b)(1)
Permitted Liens	6.9(15)
person	6.9(16)
Preferred Stock Certificate	1.3
primary obligations	6.9(9)
primary obligor	6.9(9)
Proxy Statement	3.2
Qualified Institutional Buyer	2.2(e)(1)
Regulatory Agreement	2.1(z)
Repo Transaction	6.9(18)
Representatives	3.3(a)
Requirement of Law	6.9(17)
Rights Plan	2.1(dd)
SEC	2.1(f)
Securities Act	2.1(g)(1)
Specified Deposits	1.2(b)(2)(vi)
Specified Representations	6.1
Stockholder Approval	2.1(d)(1)
Stockholder Proposal	3.2
Stockholders’ Meeting	3.2
Subsidiary	6.9(20)
Superior Proposal	3.3(f)(3)
Swap Agreement	6.9(19)
Tax	2.1(i)
Taxes	2.1(i)
Termination Fee	5.3(b)(1)
to the Knowledge of the Company	6.9(13)
Transaction Documents	6.9(21)
Warrant	Recitals
Warrant Amount	1.1(b)(4)
Warrant Shares	1.2(b)(1)(i)

FUNDING AGREEMENT, dated as of March 20, 2011 (this “Agreement”), between SWS Group, Inc., a Delaware corporation (the “Company”), Hilltop Holdings Inc., a Maryland corporation (“Hilltop”), Oak Hill Capital Partners III, L.P., a Cayman Islands exempted limited partnership and Oak Hill Capital Management Partners III, L.P., a Cayman Islands exempted limited partnership (together, “Oak Hill”) (each of Hilltop and Oak Hill, an “Investor” and together the “Investors”).

RECITALS:

WHEREAS, on the terms and subject to the conditions hereof, the Investors shall extend a senior unsecured loan to the Company in aggregate principal amount of $100,000,000 pursuant to a Credit Agreement substantially in the form set forth in Exhibit A (the “Credit Agreement”), and the Company shall issue to each of the Investors a warrant substantially in the form set forth as Exhibit B (the “Warrants”) to purchase 8,695,652 shares of common stock, $0.10 par value per share, of the Company (the “Common Stock”) at an exercise price of $5.75 per share (with such number of shares subject to increase and exercise price subject to decrease in accordance with Section 1.3 hereof).

NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements set forth herein, and for other good and adequate consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

Funding

1.1 Funding. On the Funding Date,

(a) the Company shall deliver to the Investors:

(1) the Credit Agreement, duly executed by the Company,

(2) the Warrants, duly executed by the Company,

(3) the Investor Rights Agreement substantially in the form set forth in Exhibit C, duly executed by the Company,

(b) the Investors shall deliver to the Company:

(1) the Credit Agreement, duly executed by each Investor,

(2) the Warrants, duly executed by each Investor,

(3) the Investor Rights Agreement, duly executed by each Investor,

(4) cash in an amount not to exceed $25,000,000.00, with such amount to be calculated on or prior to the Funding Date in accordance with the good faith calculation of the Investors, in consideration for the issuance of the Warrant (the “Warrant Amount”), and

(5) cash in the amount of the difference between (i) $100,000,000.00 and (ii) the Warrant Amount in respect of the loan contemplated by the Credit Agreement (the “Loan Amount” and together with the Warrant Amount, the “Funding Amount”).

1.2 Funding Date; Funding Conditions. (a) Subject to the satisfaction or waiver of the conditions set forth in Section 1.2(b), the funding contemplated by this Agreement (the “Funding”) shall occur on a date (the “Funding Date”) as shall be agreed upon by the parties hereto, but no later than the third Business Day after the date of satisfaction or waiver of the last of the conditions specified in Section 1.2(b) (other than those conditions which by their nature may be satisfied only on the Funding Date, but subject to the satisfaction or waiver of such conditions), at the offices of Wachtell, Lipton, Rosen & Katz located at 51 West 52nd Street, New York, New York 10019 or such other date or location as agreed by the parties.

(b) Funding Conditions. (1) The respective obligations of the Company and the Investors to consummate the Funding are subject to the fulfillment at or prior to the Funding Date of the following conditions:

(i) no provision of any applicable law or regulation and no judgment, injunction, order or decree of any Governmental Entity of competent jurisdiction shall prohibit the Funding or shall prohibit or restrict the Investors or their respective Affiliates from owning, voting, or converting or exercising the Warrant in accordance with its terms or owning any of the Common Stock or preferred stock of the Company (together, the “Warrant Shares” ) for which the Warrant is exercisable and no lawsuit shall have been commenced by any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners) (each, a “Governmental Entity”) of competent jurisdiction seeking to effect any of the foregoing; and

(ii) the Stockholder Approval shall have been obtained;

(iii) all governmental consents, approvals, authorizations, applications, registrations, qualifications, filings and notices that are required to be obtained in connection with the continuing operation of the Group Members and the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect;

(iv) the Investors shall have received written confirmation or nonobjection satisfactory to the Investors, from both the Office of Thrift Supervision (the “OTS”) and the Board of Governors of the Federal Reserve System (the “Federal Reserve”) to the effect that neither the Investors nor any of their respective Affiliates shall be deemed to “control” the Company or any Company Subsidiary for purposes of the Home Owners’ Loan Act, as amended and the applicable regulations and interpretations of the regulatory authorities responsible for implementing such statute (“HOLA”) by reason of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including the exercise of the Warrant; and

(v) if the Investors believe in good faith that they are required to file a notice with the Office of Thrift Supervision, or the Federal Reserve if applicable, pursuant to the Change in Bank Control Act of 1978, or the applicable regulations and interpretations of the regulatory authorities responsible for implementing such statute, the Investors shall have received written approval or nonobjection satisfactory to the Investors of such notice.

(2) The obligation of each Investor to consummate the Funding is also subject to the fulfillment or written waiver at or prior to the Funding Date of each of the following conditions:

(i) the representations and warranties of the Company set forth in Sections 2.1(c), 2.1(j) and 2.1(dd) of this Agreement shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Funding Date as though made on and as of such dates (except to the extent any such representation and warranty is made as of a specified date, in which case such representation and warranty shall be true and correct as of such date), and the representations and warranties of the Company set forth in this Agreement (other than the representations and warranties of the Company set forth in Sections 2.1(c) and 2.1(j) of this Agreement) shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Funding Date as though made on and as of such dates (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such date);

(ii) the Company shall have performed in all material respects all obligations required to be performed by it at or prior to the Funding under this Agreement;

(iii) the Investors shall have received a certificate, dated as of the Funding Date, signed on behalf of the Company by a senior executive officer certifying that the conditions set forth in Sections 1.2(b)(2)(i) and (ii) have been satisfied;

(iv) since the date of this Agreement, there shall not have been any circumstance, effect, event or change that, individually or in the aggregate, has or would reasonably be expected to result in a Material Adverse Effect;

(v) the Common Stock for which the Warrants may be exercised shall have been authorized for listing on the New York Stock Exchange or such other market on which the Common Stock is then listed or quoted, subject to official notice of issuance;

(vi) the aggregate balance of Specified Deposits on the Funding Date shall not be less than $2,250,000,000. “Specified Deposits” means deposits in customer accounts for the clearing and retail brokerage business that are available to be swept to the Bank and money market funds;

(vii) the Company shall be in material compliance with all aspects of the Order to Cease and Desist dated February 4, 2011 and issued by the Office of Thrift Supervision, acting by and through its Regional Director for the Western Region (the “C&D Order”);

(viii) there shall not be any action taken, or any law, statute, ordinance, rule or regulation enacted, entered, enforced or deemed applicable to the Company or the Company Subsidiaries, either Investor or the transactions contemplated hereby, by any Governmental Entity, whether in connection with the determinations or approval of the Federal Reserve or the OTS specified in Section 1.2(b)(1)(iv) or 1.2(b)(1)(v) or otherwise, which contains or results in a Burdensome Condition, and, for the avoidance of doubt, any requirements to disclose the identities of direct or indirect limited partners, stockholders or members of an Investor or its Affiliates or its investment advisors shall be deemed a Burdensome Condition unless otherwise determined by such Investor in its sole discretion;

(ix) following the date of this Agreement, none of the OTS, the Federal Reserve or the Federal Deposit Insurance Corporation (“FDIC”) shall have notified the Company, the Bank or either Investor that they will impose on an Investor or any of its Affiliates, the Company or the Bank any requirements that would reasonably be expected, in such Investor’s good faith judgment, to materially impair any economic benefits to such Investor or materially affect the Company’s or the Bank’s business going forward in any material respect;

(x) the two Board Representatives (as defined in the Investor Rights Agreement) shall have been appointed to the Board of Directors in accordance with the Investor Rights Agreement;

(xi) each of the conditions precedent set forth in Section 4.1 of the Credit Agreement shall have been satisfied;

(xii) the simultaneous Funding by the other Investor;

(xiii) the administrative agent and the lenders party to the Credit Agreement shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” rules and the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) reasonably requested by such person at least two Business Days prior to the Funding Date;

(xiv) the Warrants shall have been or are simultaneously issued in the amounts and to the Warrant holders described in the Warrant; and

(xv) the Investor Rights Agreement, Credit Agreement and Warrants shall have been executed and delivered by all parties thereto and shall have become effective.

(3) The obligation of the Company to consummate the Funding is also subject to the fulfillment or written waiver prior to the Funding Date of the following conditions:

(i) the representations and warranties of the Investors set forth in Section 2.2 shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Funding Date as though made on and as of such dates (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such date), except for any failure of such representations and warranties to be true and correct that does not materially impair the Investors’ ability to consummate the transactions contemplated hereby; and

(ii) the Company shall have received a certificate signed on behalf of each Investor by a senior officer certifying to the effect that the condition set forth in Section 1.2(b)(3)(i) has been satisfied.

1.3 Adjustments. In the event that, at or prior to the Funding Date, there occurs any transaction or event that would result in any adjustment or give rise to any right of adjustment under the Warrant or the certificate of designations for preferred stock referenced therein, substantially in the form set forth in Exhibit D (the “Preferred Stock Certificate”), then the Warrant or the Preferred Stock Certificate will be amended prior to the Funding Date to reflect such adjustment so that the economic benefit of the Warrant to the Investors is unaffected by such transaction or event, and the terms “Warrant”, and “Preferred Stock Certificate” as used herein shall refer to such Warrant or Preferred Stock Certificate, as applicable, as so amended for all purposes hereunder. Notwithstanding anything in this Agreement to the contrary, in no event shall the Warrant Amount be increased by the foregoing.

1.4 Tax Reporting. The Company and the Investors hereby acknowledge and agree that (i) the fair market value of the Warrant is the Warrant Amount and (ii) the issue price of the debt contemplated by the Credit Agreement is the Loan Amount. The Company and the Investors shall prepare their respective Tax returns in a manner consistent with this Section 1.4 and shall not take any position inconsistent therewith unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE II

Representations and Warranties

2.1 Representations and Warranties of the Company. Except as set forth in the documents available to the Investors in the Company’s on-line dataroom on March 18, 2011 (the “Disclosure Schedule”, provided that if the Company delivers to the Investors a Disclosure Schedule satisfactory to the Investors prior to 9 a.m., New York time, on March 21, 2011, then the Disclosure Schedule as so delivered and only such Disclosure Schedule shall be the Disclosure Schedule for all purposes under this Agreement), as of the date hereof and as of the Funding Date, the Company represents and warrants to the Investors that:

(a) Organization and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified or where failure to be so qualified would reasonably be expected to result in a Material Adverse Effect, and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Company has furnished or made available to the Investors true, correct and complete copies of the Company’s Certificate of Incorporation and bylaws as amended through the date of this Agreement. The Company is a savings and loan holding company duly registered under HOLA.

(b) Company’s Subsidiaries. The Company has set forth in the Disclosure Schedule a true, complete and correct list of all of its Subsidiaries as of the date of this Agreement (individually, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”), all shares of the outstanding capital stock of each of which are owned directly or indirectly by the Company. No capital stock or Indebtedness of any Company Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, gross-up right, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock or Indebtedness, or any option, warrant or right to purchase or acquire any additional shares of its capital stock or Indebtedness. All of the shares of capital stock of each Company Subsidiary are duly authorized and validly issued, fully paid and nonassessable and are owned by the Company free and clear of any lien, adverse right or claim, charge, option, pledge, covenant, title defect, security interest or other encumbrances of any kind (“Liens”). Each Company Subsidiary is an entity duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified or where failure to be so qualified would reasonably be expected to result in a Material Adverse Effect, and has corporate or other legal entity power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except in respect of the Company Subsidiaries, the Company does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or other entity, and is not, directly or indirectly, a partner in any partnership or party to any joint venture. The Company’s sole depository institution subsidiary is Southwest Securities, FSB (the “Bank”), which is duly organized and validly existing as a federally chartered savings association regulated by the OTS. The deposit accounts of Southwest Securities, FSB are insured by the FDIC to the fullest extent permitted by the Federal Deposit Insurance Act and the rules and regulations of the FDIC thereunder, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(c) Capitalization. The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, par value $0.10 per share, and 100,000 shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock”). As of the close of business on March 15, 2011 (the “Capitalization Date”), there were 33,313,807 shares of Common Stock issued and 32,550,164 shares of Common Stock outstanding and no shares of Company Preferred Stock outstanding. Since the Capitalization Date and through the date of this Agreement, the Company has not (i) issued or authorized the issuance of any shares of Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Company Preferred Stock other than the Warrant Shares (as defined in the Warrant), (ii) reserved for issuance any shares of Common Stock or Company Preferred Stock or (iii) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Common Stock or Company Preferred Stock. Other than in respect of the issuance of the awards outstanding under or pursuant to the Benefit Plans in respect of which an aggregate of no more than 1,000,000 shares of Common Stock have been reserved for issuance, no shares of Common Stock or Company Preferred Stock have been reserved for issuance. As of the date of this Agreement, the Company has not granted any awards under or pursuant to the Benefit Plans since February 18, 2011 other than as disclosed in the Disclosure Schedule. All of the issued and outstanding shares of Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other Indebtedness having the right to vote on any matters on which the stockholders of the Company may vote are issued and outstanding. Except under or pursuant to the Benefit Plans, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable or exercisable for, any shares of Common Stock or Company Preferred Stock or any other equity securities or Indebtedness of the Company or any securities representing the right to purchase or otherwise receive any shares of capital stock or Indebtedness of the Company (including any rights plan or agreement). The Company has set forth in the Disclosure Schedule all shares of Company capital stock that have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or any Company Subsidiary since June 26, 2010 and all dividends or other distributions that have been declared, set aside, made or paid to the stockholders of the Company since that date. The Company is not a party to any voting agreement with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the Knowledge of the Company, as of the date of this Agreement there are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.

(d) Authorization.

(1) The Company and each Company Subsidiary that is party to a Transaction Document has the corporate power and authority to enter into each Transaction Document to which it is a party and to carry out its obligations thereunder. The execution, delivery and performance of each Transaction Document by the Company and each Company Subsidiary that is party to a Transaction Document, and the consummation of the transactions contemplated thereby, including the issuance of the Common Stock and the Series A Preferred Stock (as defined in the Warrant) in accordance with the Warrants and the obtaining of extensions of credit under the Credit Agreement, have been duly authorized by the Board of Directors of the Company (the “Board of Directors”) or Company Subsidiary, as applicable. Each Transaction Document has been duly and validly executed and delivered by the Company and each Company Subsidiary that is party thereto and, assuming due authorization, execution and delivery of each Transaction Document by the Investors, is a valid and binding obligation of the Company or Company Subsidiary enforceable against the Company or Company Subsidiary in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganizations, fraudulent transfer or similar laws relating to or affecting creditors generally or by general equitable principles (whether applied in equity or at law). No other corporate proceedings are necessary for the execution and delivery by the Company or any Company Subsidiary of the Transaction Documents to which each is a party, the performance by the Company and Company Subsidiaries of their respective obligations under the Transaction Documents or the consummation by the Company and the Company Subsidiaries of the transactions contemplated by the Transaction Documents, subject to receipt of Stockholder Approval. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Entity, FINRA or any other person is required in connection with the due execution, delivery, performance, validity or enforceability of any of the Transaction Document or the consummation of the transactions contemplated by the Transaction Documents, including, without limitation, the extensions of credit under the Credit Agreement, except (i) consents, authorizations, filings and notices described in the Disclosure Schedule, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, and (ii) such other consents, authorizations, filings and notices the failure to receive or make would not reasonably be expected to have a Material Adverse Effect on the Company or impair or delay its ability to enter into or complete the transactions contemplated by the Transaction Documents. The only vote of the stockholders of the Company required to approve the transactions contemplated by the Transaction Documents under applicable law, regulation or rule of any regulatory or self-regulatory authority or stock exchange or the organizational documents of the Company is the affirmative vote of a majority of the votes cast in favor of the issuance of the Warrant and the Warrant Shares for purposes of Section 312.03 of the NYSE Listed Company Manual (such approval, the “Stockholder Approval”).

(2) Neither the execution, delivery and performance by the Company or any Company Subsidiary of any Transaction Document, nor the consummation of the transactions contemplated by any Transaction Document, nor compliance by the Company and Company Subsidiaries with any of the provisions of any Transaction Document, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien, upon any of the properties or assets of the Company or any Company Subsidiary under any of the material terms, conditions or provisions of (A) the certificate of incorporation or bylaws of the Company and Company Subsidiaries (or similar governing documents) or (B) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (ii) violate any ordinance, permit, concession, grant, franchise, law, statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets other than, in the case of this subclause (ii), for such violation or violations that would not reasonably be expected to have a Material Adverse Effect.

(3) Other than the securities or blue sky laws of the various states, no material notice to, registration, declaration or filing with any Governmental Entity, no competition or merger control laws of other jurisdictions, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is necessary for the consummation of the transactions contemplated by the Transaction Documents.

(e) Knowledge as to Conditions. As of the date of this Agreement, the Company Knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation of the transactions contemplated by the Transaction Documents cannot, or should not, be obtained.

(f) Financial Statements. The audited consolidated balance sheets of the Company and its Subsidiaries as of June 25, 2010, June 26, 2009 and June 27, 2008 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years ended June 25, 2010, June 26, 2009 and June 27, 2008, together with the notes thereto, reported on by Grant Thornton LLP and included in the Company’s Annual Reports on Form 10-K for the fiscal years ended June 25, 2010, June 26, 2009 and June 27, 2008 (the “Company 10-Ks”), as filed with the U.S. Securities and Exchange Commission (the “SEC”), and the unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2010 and related consolidated statements of income and cash flows for the three and six months then ended, included in the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2010 (the “Company 10-Q” and collectively with the Company 10Ks, the “Company Financial Statements”), (1) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (2) complied as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (3) have been prepared in accordance with GAAP applied on a consistent basis and (4) present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries at the dates set forth therein and the consolidated results of operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for the periods stated therein. Neither the Company nor its Subsidiaries has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long term leases or unusual forward or long term commitments, interest rate or foreign currency swap or exchange transaction or other obligation including in respect of derivatives, that are not reflected in the Company Financial Statements. During the period from June 25, 2010 to and including the date hereof, there has been no disposition other than in the ordinary course of business by the Company or any Company Subsidiary of any material part of its business or property.

(g) Reports.

(1) Since June 27, 2008, the Company and each Company Subsidiary have filed all material reports, registrations, documents, filings, statements and submissions, together with any required amendments thereto, that was required to file with any Governmental Entity (collectively, the “Company Reports”) and have paid all material fees and assessments due and payable in connection therewith. As of their respective filing dates, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities, as the case may be. As of the date of this Agreement, there are no outstanding comments from the SEC or any other Governmental Entity with respect to any Company Report. Each Company Report contains all of the information required to be included in it and, when it was filed and as of the date of each such Company Report filed with or furnished to the SEC, such Company Report did not, as of its date or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, or any successor statute (the “Securities Act”), and the Securities Exchange Act of 1934, as amended, or any successor statute (the “Exchange Act”). No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002.

(2) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of, or appropriate license by, the Company or the Company Subsidiaries or accountants (including all means of access thereto and therefrom). The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Company Subsidiaries, is made Known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, the Company has no Knowledge of any reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due. Since June 27, 2008, (i) neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company.

(h) Properties and Leases. To the extent reflected in the Company Financial Statements, except for any Permitted Liens and except in each case as would not reasonably be expected to result in a Material Adverse Effect, the Company and each Company Subsidiary have good and marketable title in fee simple free and clear of any material Liens to all the real and personal property reflected in the Company’s consolidated balance sheet as of June 25, 2010 included in the Company 10-K for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) all leases of real property and all other leases material to the Company or any Company Subsidiary pursuant to which the Company or such Company Subsidiary, as lessee, leases real or personal property are valid and effective in accordance with their respective terms, and (ii) there is not, under any such lease, any existing default by the Company or such Company Subsidiary or any event which, with notice or lapse of time or both, would constitute such a default. The Disclosure Schedule sets forth a listing of the Other Real Estate Owned (“OREO” ) acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof. Other than OREO, and except for ordinary wear and tear, all of the buildings, structures, and appurtenances owned, leased, or occupied by the Company or any of its Subsidiaries are in good operating condition and in a state of good maintenance and repair and comply with applicable zoning and other municipal laws and regulations, and there are no latent defects therein.

(i) Taxes. Each of the Company and its Subsidiaries has filed all material federal, state, county, local and foreign income and other material Tax returns, including information returns, required to be filed by it and all such filed Tax returns are, true, complete and correct in all material respects, and paid all material Taxes owed by it (whether or not shown on such returns) and no material Taxes owed by it or assessments received by it are delinquent. The federal income Tax returns of the Company and its Subsidiaries for the tax year ended December 31, 2006, and for all tax years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional Taxes for such fiscal years are pending. Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case that is still in effect, or has pending a request for any such extension or waiver. Neither the Company nor any Company Subsidiary is a party to any pending action or proceeding, nor to the Company’s knowledge is any such action or proceeding threatened by any Governmental Entity, for the assessment or collection of a material amount of Taxes, interest, penalties, assessments or deficiencies, and no material issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the Tax returns, business or properties of the Company or any Company Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of the Company and its Subsidiaries has withheld and paid all material Taxes (determined both individually and in the aggregate) that it is required to withhold from amounts owing to employees, creditors or other third parties. Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any material Tax sharing or material Tax indemnity agreement or similar contract or arrangement other than any contract or agreement between or among the Company and any Company Subsidiary. Neither the Company nor any Company Subsidiary has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign law. Neither the Company nor any Company Subsidiary has liability for the Taxes of any person other than the Company or any Company Subsidiary under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law). For the purpose of this Agreement, the term “Tax” (including, with correlative meaning, the term “Taxes”) shall mean any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added.

(j) Absence of Certain Changes. Since June 25, 2010, except for publicly disclosed ordinary dividends on the Common Stock, the Company has not made or declared any distribution in cash or in kind to its stockholders or issued or repurchased any shares of its capital stock or other equity interests. Since June 25, 2010 to and including the date hereof, no event or events have occurred that have had or are reasonably likely to result in a Material Adverse Effect and the Company and its Subsidiaries have been operated in the ordinary course of business consistent with past practice.

(k) Commitments and Contracts. The Company has provided to the Investors or their representatives true, correct and complete copies of each of the following to which the Company or any Company Subsidiary is a party or to which they or their assets or properties may be subject (whether written or oral, express or implied) (each, a “Company Significant Agreement”):

(1) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay, liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those that are terminable at will by the Company or such Company Subsidiary);

(2) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

(3) any labor contract or agreement with any labor union;

(4) any contract containing covenants that limit in any respect the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which or with whom, the Company or any Company Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

(5) any joint venture, partnership, strategic alliance or other similar contract (including any franchising agreement, but in any event excluding introducing broker agreements); and any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing obligations or contains continuing indemnity obligations of the Company or any of the Company Subsidiaries;

(6) any real property lease and any other lease with annual rental payments aggregating $500,000 or more;

(7) any contract providing for hedging or derivative instruments, including swaps, caps, floors and option agreements, with annual payments that would be reasonably expected to exceed $500,000;

(8) any contract that relates to the incurrence of long-term Indebtedness or the borrowing of money by the Company or any of its Subsidiaries, or the guarantee by the Company or any of its Subsidiaries of any such obligation, in each case that would reasonably be expected to exceed $500,000;

(9) any agreement that relates to the performance of clearing or execution services; and

(10) any other contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K.

(11) Each of the Company Significant Agreements is valid and binding on the Company and its Subsidiaries, as applicable, and is in full force and effect. The Company and each of the Company Subsidiaries, as applicable, are in all material respects in compliance with and have in all material respects performed all obligations required to be performed by them to date under each Company Significant Agreement. Neither the Company nor any of the Company Subsidiaries Knows of, or has received notice of, any violation or default (or any condition which with the passage of time or the giving of notice would cause such a violation of or a default) by any party under any Company Significant Agreement.

(l) Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions between the Company or any Company Subsidiaries, on the one hand, and the Company, any current or former director or executive officer of the Company or any Company Subsidiaries or any person who Beneficially Owns 5% or more of the Common Stock (or any of such person’s immediate family members or Affiliates) (other than Company Subsidiaries), on the other hand.

(m) Offering of Securities. Neither the Company nor any person acting on its behalf has taken any action (including any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Warrants or the Common Stock or the Preferred Stock issuable upon exercise of the Warrants under the Securities Act and the rules and regulations of the SEC promulgated thereunder) which would subject the offering, issuance or sale of any of the Warrants or the Common Stock or Preferred Stock issuable upon exercise of the Warrants to the registration requirements of the Securities Act.

(n) Litigation and Other Proceedings. Except as set forth in the Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened, claim, action, suit, investigation or proceeding before any arbitrator, Governmental Entity or FINRA against the Company or any Company Subsidiary, nor is the Company or any Company Subsidiary subject to any order, judgment or decree, of any such entity, other than any of the foregoing that, individually or in the aggregate, would not reasonably be expected to result in or give rise to Losses to the Company or the Company Subsidiaries exceeding $100,000.

(o) No Undisclosed Liabilities. Except for those liabilities that are reflected or reserved against on the balance sheet of the Company 10-Q for the quarterly period ended December 31, 2010, and except for liabilities that are not material to the Company and that were incurred since December 31, 2010 in the ordinary course of business consistent with past practice of the Company, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise).

(p) Compliance with Laws. The Company and each Company Subsidiary:

(1) is in compliance with all applicable federal, state, local or foreign laws, regulations, rules, decrees, judgments, injunctions and orders of any Governmental Entity or stock exchange, except where any failure to so be in compliance as could not reasonably be expected to have a Material Adverse Effect, and, to the Knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice of any material violation of, or investigation with respect to, any of the foregoing, except as set forth in the Disclosure Schedule; and

(2) has all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, Governmental Entities that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of the Company or such Company Subsidiary, except where any failures could not reasonably be expected to have a Material Adverse

Effect; and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of the Company, no material suspension or cancellation of any of them is threatened, and all such filings, applications and registrations are current.

(q) Labor. Employees of the Company and its Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees. No labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the Company’s Knowledge, threatened against or involving the Company or any Company Subsidiary.

(r) Company Benefit Plans.

“Benefit Plan” means all material employee benefit plans, programs, agreements, policies, practices, or other arrangements providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary contributes or is obligated to contribute or is party, whether or not written, including any material employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, equity-based severance, employment, change of control, consulting or fringe benefit plan, program, agreement or policy.

(1) With respect to each Benefit Plan, (A) the Company and its Subsidiaries have complied, and are now in compliance, in all material respects, with the applicable provisions of ERISA, the Code and all other laws and regulations applicable to such Benefit Plan and (B) each Benefit Plan has been administered in all material respects in accordance with its terms. Except as would not reasonably be expected to result in a Material Adverse Effect, none of the Company or its Subsidiaries nor any of their respective ERISA Affiliates has incurred any withdrawal liability as a result of a complete or partial withdrawal from a multiemployer plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full. “ERISA Affiliate” means any entity, trade or business, whether or not incorporated, which together with the Company and its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

(2) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of the Company or any Company Subsidiary from the Company or any Company Subsidiary under any Benefit Plan or any other agreement with any employee, including, for the avoidance of doubt, change in control agreements, (ii) materially increase any benefits otherwise payable under any Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, (iv) require the funding or increase in the funding of any such benefits or (v) result in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust.

(3) Except as would not reasonably be expected to result in a Material Adverse Effect and except for liabilities fully reserved for or identified in the Company Financial Statements, there are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against (i) the Benefit Plans, (ii) any fiduciaries thereof with respect to their duties to the Benefit Plans, or (iii) the assets of any of the trusts under any of the Benefit Plans.

(s) Status of Securities. Subject to the receipt of the Stockholder Approval, the Warrants and the Common Stock or the Preferred Stock issuable upon exercise of the Warrants shall have been duly authorized by all necessary corporate action and, when issued, will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other stockholder of the Company. The Warrants, when executed and delivered by the Company pursuant to this Agreement, will constitute a valid and legally binding agreement of the Company enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditors’ rights generally).

(t) Risk Management; Derivatives. Except as would not reasonably be expected to result in a Material Adverse Effect:

(1) The Company and its Subsidiaries have in place risk management policies and procedures sufficient in scope and operation to protect against risks of the type and in amounts reasonably expected to be incurred by persons of similar size and in similar lines of business as the Company and its Subsidiaries.

(2) All derivative instruments, including swaps, caps, floors and option agreements, whether entered into for the Company’s own account, or for the account of one or more of the Company Subsidiaries or their customers, were entered into (i) only for purposes of mitigating identified risk and in the ordinary course of business, (ii) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies, and (iii) with counterparties believed by the Company or Company Subsidiary to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of the Company Subsidiaries, enforceable in accordance with its terms. Neither the Company nor the Company Subsidiaries, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement. The financial position of the Company and the Company Subsidiaries on a consolidated basis under or with respect to each such derivative transaction has been reflected in the books and records of the Company and the Company Subsidiaries in accordance with GAAP consistently applied.

(u) Foreign Corrupt Practices and International Trade Sanctions. Neither the Company nor any Company Subsidiary, nor any of their respective directors, officers, agents, employees or, to the Company’s Knowledge, any other persons acting on their behalf (i) has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, or any other similar applicable foreign, federal, or state legal requirement, (ii) has made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other person Knowing that the person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (iv) has violated or operated in noncompliance with any export restrictions, money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations, or (v) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(v) Environmental Liability. There is no legal, administrative, or other proceeding, claim or action of any nature seeking to impose, or that could result in the imposition of, on the Company or any Company Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary the result of which would reasonably be expected to result in a Material Adverse Effect; to the Company’s Knowledge, there is no reasonable basis for any such proceeding, claim or action; and neither the Company nor any Company Subsidiary is subject to any agreement, order, judgment or decree by or with any Governmental Entity or third party imposing any such environmental liability.

(w) Anti-Takeover Provisions Not Applicable. Assuming the accuracy of the representation set forth in Section 2.2(d), the Board of Directors has taken all necessary action to ensure that the transactions contemplated by the Transaction Documents or any of the transactions contemplated hereby will be deemed to be exceptions to the provisions of Section 203 of the Delaware General Corporation Law and Article 12 of the Certificate of Incorporation, and any other similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law does not and will not apply to the Transaction Documents or to any of the transactions contemplated hereby or thereby.

(x) Intellectual Property. (a) The Company and the Company Subsidiaries own, or are licensed to use, all Intellectual Property necessary for the conduct of the business as currently conducted, (b) except as has been disclosed in the Company’s filings with the SEC prior to the date hereof, no claim has been asserted and is pending by any person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Company Know of any valid basis for any such claim, and (c) the use of Intellectual Property by the Company and Company Subsidiaries does not infringe on the rights of any person in any respect, except in each case as would not reasonably be expected to have a Material Adverse Effect. For the purposes of this Agreement, “Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

(y) Brokers and Finders. Except for Sandler O’Neill + Partners, L.P., neither the Company nor any Company Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any Company Subsidiary, in connection with the Transaction Documents or the transactions contemplated hereby and thereby.

(z) Agreements with Regulatory Agencies. Other than the Memorandum of Understanding with the Office of Thrift Supervision, dated July 13, 2010, and the C&D Order, neither the Company nor any Company Subsidiary is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or since June 27, 2008, has adopted any board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each item in this sentence, a “Regulatory Agreement”), nor has the Company or any Company Subsidiary been advised since June 27, 2008 and until the date of this Agreement by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement. The Company and each Company Subsidiary are in compliance in all material respects with each Regulatory

Agreement to which it is party or subject, and neither the Company nor any Company Subsidiary has received any notice from any Governmental Entity indicating that either the Company or any Company Subsidiary is not in compliance in all material respects with any such Regulatory Agreement.

(aa) Broker Dealer and Other Regulated Subsidiaries.

(1) Each Broker Dealer Subsidiary is a broker and dealer subject to the provisions of Regulation T of the Board of Governors of the Federal Reserve System of the United States (or any successor). Each Broker Dealer Subsidiary maintains procedures and internal controls reasonably designed to ensure that such Broker Dealer Subsidiary does not extend or maintain credit to or for its customers other than in accordance with the provisions of Regulation T, and members of each such Broker Dealer Subsidiary regularly supervise its activities and the activities of its members, employees and independent contractors to ensure that such Broker Dealer Subsidiary does not extend or maintain credit to or for its customers other than in accordance with the provisions of Regulation T, except for occasional inadvertent failures to comply with Regulation T in connection with transactions which are not, individually or in the aggregate, material either in number or amount.

(2) Each Broker Dealer Subsidiary is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) or any other self-regulatory body which succeeds to the functions of FINRA, is duly registered as a broker-dealer with the SEC and in each state where the conduct of its business requires such registration, and each employee of the Company or its Subsidiaries that is required to be licensed or qualified with the SEC or any securities or insurance commission or other Governmental Entity is so licensed and qualified. Neither the Company nor any Company Subsidiary is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. Neither the Company nor any Company Subsidiary is subject to regulation under any Requirement of Law (other than Regulation X of the Board of Governors of the Federal Reserve System of the United States (or any successor)) that limits its ability to incur Indebtedness. The Company’s only broker dealer subsidiaries are Southwest Securities, Inc. and SWS Financial Services, Inc. (the “Broker Dealer Subsidiaries”). Other than the Broker Dealer Subsidiaries, no Subsidiary (i) is or has been a broker-dealer within the meaning of the Exchange Act or any other applicable law, (ii) is required to be registered, licensed or qualified as a broker-dealer under the Exchange Act or any other applicable law or (iii) is subject to any material liability or disability by reason of any failure to be so registered, licensed or qualified.

(3) The information contained in the currently effective Forms ADV and BD, as filed with the SEC by each applicable Company Subsidiary, all state and other federal registration forms, all reports and all material correspondence filed by each applicable Subsidiary with any Governmental Entity under the Exchange Act, the Investment Company Act, the Investment Advisers Act of 1940 (the “Advisers Act”) and under similar state statutes within the three years prior to the date of this Agreement was (or will be, in the case of any forms and reports filed after the date hereof) complete and accurate in all material respects as of the time of filing thereof.

(4) No material disciplinary proceeding or order is pending or, to the Knowledge of the Company, threatened against the Company, the Company Subsidiaries nor any of their respective directors, officers, employees, “associated persons” (as defined in the Exchange Act) or “affiliated persons” (as defined in the Investment Company Act).

(5) The accounts of each investment advisory client of the Company or any of its Subsidiaries subject to ERISA have been managed by the Company or its applicable Subsidiary in material compliance with the applicable requirements of ERISA.

(6) Each of the Company and its Subsidiaries, and each of their respective insurance agents, solicitors, third party administrators, managers, brokers and distributors, have marketed, sold and issued insurance, reinsurance, annuity and other investment products and securities in material compliance with all applicable laws governing sales processes and practices.

(7) None of the Company, any Company Subsidiary or any director, officer or employee of the Company or any Company Subsidiary has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, except as would not reasonably be expected to result in a Material Adverse Effect.

(bb) Loan Portfolio.

(1) Each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) currently outstanding (i) is evidenced by written notes, agreements or other evidences of Indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens which have been perfected and (iii) to the Knowledge of the Company and its Subsidiaries, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms. The notes or other credit or security documents with respect to each such outstanding loan were in compliance in all material respects with all applicable laws at the time of origination or purchase by the Company or its Subsidiaries and are complete and correct in all material respects.

(2) None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(3) Except as set forth in the Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries have made any Loans to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O and (iii) all such Loans are and were originated in compliance in all material respects with all applicable laws.

(4) As of the date hereof, to the Knowledge of the Company and its Subsidiaries (i) the characteristics of each loan portfolio of the Company and its Subsidiaries have not materially changed from the characteristics of the loan portfolio of the Company and its Subsidiaries as of January 31, 2011 and (ii) the characteristics of each Loan of the Company and its Subsidiaries has not materially changed from the characteristics of each Loan of the Company and its Subsidiaries as of January 31, 2011.

(5) The Company has, prior to the date of this Agreement, provided to the Investors or their representatives true, correct and complete lists of: (i) all Loans held by the Company or any of its Subsidiaries that, during the past twelve months, have had their respective terms to maturity accelerated or with respect to which the Company or any of its Subsidiaries has notified the borrower of its intention to accelerate the Loan or declare a default, (ii) all Loan commitments or lines of credit that have been terminated or amended by the Company or any of its Subsidiaries during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower, (iii) each borrower, customer or other party which has notified the Company or any of its Subsidiaries during the past twelve months of, or has asserted against the Company or any of its Subsidiaries, orally or in writing, any “lender liability” or similar claim, (iv) all Loans, (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where, during the past twelve months, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith and (v) all assets classified by the Company or any of its Subsidiaries as OREO and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(cc) Accuracy of Information, etc. No statement or information contained in this Agreement, any other Transaction Document, or any other document, certificate or statement furnished by or on behalf of the Company or any Company Subsidiary to the Investors under any Transaction Document or to the administrative agent under the Credit Agreement, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Transaction Documents, taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading; provided, that any projections contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made, it being recognized by the Investors that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

(dd) Rights Plan. The Company has irrevocably and fully exempted each of the Investors and its Affiliates from any poison pill agreement, stockholders’ rights plan or similar plan, instrument, agreement or provision of its Certificate of Incorporation or Bylaws (or other organizational documents) or Requirement of Law that would limit or adversely affect an Investor’s right or ability to acquire shares of any class of capital stock of the Company (a “Rights Plan”).

2.2 Representations and Warranties of the Investors. Each Investor hereby represents and warrants to the Company, on behalf of itself only and not jointly or severally with the other Investor, that:

(a) Organization and Authority. Such Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and has power and authority to own its properties and assets and to carry on its business as it is now being conducted, other than any failure of the foregoing to be accurate that would not prevent such Investor from consummating the transactions contemplated hereby.

(b) Authorization. Such Investor has the corporate (or other legal entity) power and authority to enter into the Transaction Documents and to carry out its obligations thereunder. The execution, delivery and performance of the Transaction Documents by such Investor and the consummation of the transactions contemplated by the Transaction Documents have been duly authorized by such Investor. Subject to such approvals of Governmental Entities as may be required by statute or regulation, this Agreement is, assuming due authorization, execution and delivery of this Agreement by the Company, a valid and binding obligation of such Investor enforceable against such

Investor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganizations, fraudulent transfer or similar laws relating to or affecting creditors generally or by general equitable principles (whether applied in equity or at law). No other corporate proceedings are necessary for the execution and delivery by such Investor of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby.

(c) Funding Amount. The Investors shall have sufficient cash or available lines of credit to pay the Funding Amount on the Funding Date.

(d) Ownership of Capital Stock. As of the date of this Agreement, neither Investor nor any of its respective Subsidiaries or Affiliates, is the beneficial owner of any shares of Common Stock or Company Preferred Stock.

(e) Qualified Institutional Buyer or Accredited Investor. Investor is one of the following:

(1) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act (a “Qualified Institutional Buyer”) that is aware that the sale of the Warrants to such Investor is being made in reliance on Rule 144A under the Securities Act, and is acquiring the Warrants for its own account or for the account of another Qualified Institutional Buyer, as the case may be; or

(2) an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act that is purchasing the Warrants for its own account, and is not acquiring the Warrants with a present view to any resale or distribution thereof.

(f) Warrants Not Registered. Investor understands that the offer and sale of the Warrant and the Warrant Shares have not been registered under the Securities Act or the securities laws of any state and may not be reoffered, resold, pledged or otherwise transferred except in accordance with the provisions of this Agreement, the Warrant and all applicable federal and state securities laws.

ARTICLE III

Covenants

3.1 Interim Operations. From the date of this Agreement until the earlier of the Funding Date or the termination of this Agreement, unless the prior written consent of the Investors shall have been obtained, the Company covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a) amend the Company’s Certificate of Incorporation or bylaws or the certificate of incorporation or bylaws (or corresponding organizational documents) of any Company Subsidiaries,

(b) incur or guarantee any additional Indebtedness except for (i) intercompany Indebtedness, (ii) borrowings under the Company’s credit facilities as in effect on the date of this Agreement and overnight borrowing in the ordinary course of business consistent with past practice.

(c) repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of the company or any of its Subsidiaries, or make any other distribution in respect of the Company’s capital stock, except for repurchases made in connection with any Benefit Plan or cash dividends on Common Stock not to exceed $0.01 per share for each fiscal quarter;

(d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to and in accordance with the Benefit Plans as in existence on the date hereof, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Common Stock or any other capital stock of the Company or any Subsidiaries, or any stock appreciation rights, or any option, warrant, or other right in respect of the capital stock of the Company or any of its Subsidiaries;

(e) adjust, split, combine or reclassify any capital stock of the Company or any of its Subsidiaries or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Common Stock or any other capital stock of the Company or any of its Subsidiaries, or sell, lease, mortgage, permit any Lien (other than, in the case of the following subclause (ii), Permitted Liens that are not material individually or in the aggregate), or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Company Subsidiaries or (ii) any material asset other than in the ordinary course of business consistent with past practice;

(f) purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any Person other than a Company Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in the ordinary course of business consistent with past practice;

(g) (i) other than as required by the agreements executed in connection with this Agreement and identified on the Disclosure Schedule, grant any increase in compensation or benefits to the employees or officers of the Company or any of its Subsidiaries, except for merit-based salary increases for employees other than officers in the ordinary course in accordance with past practice; (ii) pay any (x) severance or termination pay or (y) any bonus, in either case other than as required by written severance policies or written contracts in effect on the date of this Agreement or in the ordinary course of business consistent with past practice; (iii) enter into or amend any severance agreements with employees or officers of the Company or any of its Subsidiaries; (iv) grant any increase in fees or other increases in compensation or other benefits to directors of the Company or any of its Subsidiaries except in the ordinary course of business consistent with past practice; or (v) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any stock options or other equity rights or restricted stock, or reprice any stock options or other equity rights granted under a Benefit Plan or authorize cash payments in exchange for any stock options or other equity rights;

(h) enter into or amend any employment contract between the Company or any of its Subsidiaries and any Person that the Company or such Subsidiary does not have the unconditional right to terminate without liability (other than liability for services already rendered);

(i) adopt any new Benefit Plan or terminate or withdraw from, or make any change in or to, any Benefit Plans other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such Benefit Plans, except as required by law, the terms of such Benefit Plans as in effect on the date hereof or in the ordinary course of business consistent with past practice;

(j) make any significant change in any accounting methods or systems of internal accounting controls, except as required by GAAP;

(k) make, change or revoke any material Tax election, (ii) change any of its methods of accounting for Tax purposes, (iii) settle or compromise any material Tax liability or any Tax disputes, claims, audits, examinations, or other proceedings, (iv) file any material amended Tax return or (v) enter into a “closing agreement” described in Section 7121 of the Code (or any corresponding or comparable provision of state, local or foreign Law);

(l) commence any litigation other than in the ordinary course of business consistent with past practice, or settle any litigation (i) involving any liability to the Company or any of its Subsidiaries for money damages in excess of $500,000 or materially restricting or otherwise affecting the business or operations of the Company or any of its Subsidiaries or (ii) relating to the transactions contemplated hereby;

(m) except in the ordinary course of business consistent with past practice, enter into, modify, amend or terminate any Company Significant Agreement or waive, release, compromise or assign any material rights or claims;

(n) enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking or operating policies except as required by law or by rules or policies imposed by a Governmental Entity;

(o) make or commit to make any capital expenditure, except (i) capital expenditures of the Company and its Subsidiaries in the ordinary course of business on information technology used in the ordinary course of business not exceeding $5,000,000; and (ii) capital expenditures of the Company and its Subsidiaries in the ordinary course of business (other than capital expenditures described in the foregoing clause (i)) not exceeding $3,000,000;

(p) except as required by law or applicable regulatory authorities, make any material changes in its credit administration policies or loan rating system, or otherwise make any material changes to its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans;

(q) purchase or lease any real property in respect of any branch or other facility, or, without previously notifying and consulting with Investors, make any application to open, relocate or close, or open, relocate or close any branch or other facility;

(r) sell, transfer or otherwise dispose of any property or assets that are, individually or in the aggregate, material, except for the sale of, in each case in the ordinary course of business, (i) Small Business Administration Loans, (ii) OREO and (iii) loans through the Mortgage Purchasing Department of the Bank;

(s) without previously notifying and consulting with Investors, except for Loans or commitments for Loans that have previously been approved by the Bank prior to the date of this Agreement, make or acquire any Loan or issue a commitment (or renew or extend an existing commitment) for any Loan relationship aggregating in excess of $1,000,000, or amend or modify in any material respect any existing Loan relationship, that would result in total credit exposure to the applicable borrower (and its affiliates) in excess of $1,000,000;

(t) fail to comply with Regulatory Agreements or the C&D Order; or

(u) agree to take, make any commitment to take, or adopt any resolutions of the Company’s Board of Directors in support of, any of the actions prohibited by this Section 3.1.

3.2 Proxy Statement; Stockholder Approval. The Company shall prepare and file, as promptly as practicable (but in no event later than 15 calendar days after the date hereof) with the SEC a preliminary proxy statement in connection with a meeting of the Company’s stockholders to obtain the Stockholder Approval, and shall use its reasonable best efforts to have such proxy statement (the “Proxy Statement”) receive clearance from the SEC as promptly as practicable after filing. The Company shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after (and no later than three Business Days after) clearance thereof. The Company shall notify the Investors promptly of the receipt of any comments from the SEC or its staff with respect to the Proxy Statement and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply the Investors with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to the Stockholders’ Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall as promptly as practicable prepare and mail to its stockholders such an amendment or supplement. The Company shall consult with the Investors prior to filing and mailing the Proxy Statement, or any amendment or supplement thereto, and provide the Investors with a reasonable opportunity to comment thereon. Subject to Section 3.3, the Board Recommendation shall be included in the Proxy Statement. The Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable after the Proxy Statement has received clearance by the SEC, but in no event later than 60 calendar days after such clearance, to vote on a proposal (the “Stockholder Proposal”) to approve the issuance of the Warrants and the Warrant Shares for purposes of Section 312.03 of the NYSE Listed Company Manual (such meeting, the “Stockholders’ Meeting”). Subject to Section 3.3, the Board of Directors shall recommend to the Company’s stockholders that such stockholders approve the Stockholder Proposal (the “Board Recommendation”), and shall not modify or withdraw such Board Recommendation other than as permitted by Section 3.3(d). The Company shall use its reasonable best efforts to solicit proxies in favor of the Stockholder Proposal, subject to Section 3.3.

3.3 No Solicitation. (a) Following the date of this Agreement and prior to the earlier of the Funding Date or the date on which this Agreement is terminated pursuant to Article V hereof, the Company and its Subsidiaries will not, and will not permit their respective officers, directors, employees, advisors, agents and representatives, including any investment banker, attorney, advisor or accountant retained by it or any of its Subsidiaries (“Representatives”) to, directly or indirectly, (i) solicit, initiate, encourage (including by providing information or assistance) or facilitate any inquiries, proposals or offers with respect to, or the making or completion of, any proposal that constitutes, or may reasonably be expected to lead to, an Alternative Transaction Proposal, (ii) provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, or have any discussions with, any person relating to or in connection with an actual or proposed Alternative Transaction Proposal, (iii) engage in any discussions or negotiations concerning an Alternative Transaction Proposal, or otherwise encourage or facilitate any effort or attempt to make or implement an Alternative Transaction Proposal, (iv) approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, any Alternative Transaction Proposal, or (v) approve, endorse or recommend, agree to or accept, or propose to approve, endorse, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Alternative Transaction Proposal. The Company shall, and shall cause each of its Subsidiaries and shall use reasonable best efforts to cause its Representatives to, (i) immediately cease and cause to be terminated any activities, discussions or negotiations with any persons conducted heretofore with respect to any Alternative Transaction Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any person that has made or indicated an intention to make an Alternative Transaction Proposal, and (iii) not waive or amend any “standstill” provision or provisions of similar effect to which it is a part or of which it is a beneficiary.

(b) Notwithstanding anything to the contrary contained in Section 3.3(a), in the event that, prior to the receipt of Stockholder Approval, the Company receives an unsolicited, bona fide written Alternative Transaction Proposal that did not result from a breach of Section 3.3(a) and that the Company determines, after consulting with its outside counsel and financial advisor, is reasonably expected to lead to a Superior Proposal (as defined in Section 3.3(f)(3)), it may, prior to (but not after) the receipt of Stockholder Approval (and only if and to the extent that the Board of Directors concludes in good faith, after consultation with its outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law):

(1) Furnish nonpublic information to the person or group of persons making such bona fide written Alternative Transaction Proposal, provided that prior to furnishing any such nonpublic information, the Company receives from such person or group of persons an executed confidentiality agreement containing terms at least as restrictive with respect to such person or group of persons as the terms contained in the confidentiality agreements entered into with either Investor (in the event that the applicable term in the confidentiality agreement with one Investor differs from the applicable term in the confidentiality agreement with the other Investor, the more restrictive of those terms shall govern with respect to the preceding clause); and provided, further, that the Company shall promptly (and in any event within one Business Day) provide or make available to the Investors any nonpublic information that is provided or made available to the person making such bona fide written Alternative Transaction Proposal which was not previously provided or made available to the Investors; and

(2) Engage in discussions or negotiations with such person or group of persons with respect to such bona fide written Alternative Transaction Proposal.

(c) As promptly as practicable (and in any event within one Business Day) after receipt of any Alternative Transaction Proposal or any request for nonpublic information or any inquiry that would reasonably be expected to lead to any Alternative Transaction Proposal, the Company shall provide the Investors with a notice of all terms and conditions of such Alternative Transaction Proposal, request or inquiry, including in each case the identity of the person making any such Alternative Transaction Proposal, request or inquiry. In addition, the Company shall keep the Investors informed on a current basis with respect to any changes in any Alternative Transaction Proposal, request or inquiry.

(d) Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of Stockholder Approval, the Board of Directors may in response to a Alternative Transaction Proposal, if it concludes in good faith (after consultation with its outside legal advisors) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, withdraw, modify or change the Board Recommendation (a “Change of Recommendation”); provided, that: (i) the Company shall have complied in all respects with Section 3.3(a), (b) and (c), (ii) the Company shall have notified the Investors in writing of its intent to change the Board Recommendation and, prior to effecting such Change of Recommendation, the Company shall have given the Investors three (3) days after delivery of such written notice, an opportunity to propose revisions to the terms of this Agreement (or make another proposal) and if the Investors propose to revise the terms of this Agreement, the Company shall have negotiated in good faith with the Investors with respect to such proposed revisions or other proposal; and (iii) the Board of Directors shall have determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by the Investors, if any, that such Alternative Transaction Proposal constitutes or is reasonably expected to lead to a Superior Proposal. In the event the Board of Directors makes the determination referred to in clause (iii) of this paragraph and thereafter determines to withdraw, modify or change the Board of Directors Recommendation pursuant to this Section 3.3(d), the procedures referred to above shall apply to any subsequent withdrawal, amendment or change. In the event of any material revisions to the Alternative Transaction Proposal, the Company shall deliver a new written notice to the Investors and again comply with the requirements of this Section 3.3(d) with respect to such new written notice, except that the period of time referenced in clause (ii) of the foregoing sentence shall be two (2) days with respect to such notice of material revision. Notwithstanding any Change of Recommendation, this Agreement shall be submitted to the stockholders of the Company at the Stockholders’ Meeting for the purpose of voting on the Stockholder Proposal and nothing contained herein shall relieve the Company of such obligation. In addition to the foregoing, the Company shall not submit to the vote of its stockholders any Alternative Transaction Proposal other than the transactions contemplated hereby.

(e) Nothing in this Agreement shall prohibit the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking and disclosing to its stockholders any position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if the Board of Directors (after consultation with its legal advisors) concludes that its failure to do so would be inconsistent with its fiduciary duties; provided, that any such disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change of Recommendation unless the Board of Directors expressly and concurrently reaffirms the Board Recommendation.

(f) As used in this Agreement, the following terms shall have the following meanings:

(1) “Alternative Transaction” means any transaction or series of related transactions with one or more third persons involving: (A) any purchase from such party or acquisition (whether by way of a merger, share exchange, consolidation, business combination, consolidation or similar transaction) by any person or “group” of persons (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of a 10% or greater interest in the total outstanding voting securities of such party or any Subsidiary of such party or any tender offer or exchange offer that if consummated would result in any person or group of persons Beneficially Owning 10% or more of the total outstanding voting securities of such party or any Subsidiaries of such party or any merger, consolidation, business combination or similar transaction involving such party or any of its Subsidiaries, or (B) any sale, lease, exchange, transfer, license, acquisition or disposition of 10% or more of the assets of such party and its Subsidiaries, taken as a whole;

(2) “Alternative Transaction Proposal” shall mean any offer, inquiry, proposal or indication of interest (whether binding or non-binding) to the Company or its stockholders or any of its Subsidiaries relating to an Alternative Transaction; and

(3) “Superior Proposal” means an unsolicited, bona fide written Alternative Transaction Proposal made by a third person (or group of persons acting in concert within the meaning of Rule 13d-5 under the Exchange Act) with respect to (A) any purchase by such party or acquisition (whether by way of a merger, share exchange, consolidation, business combination, consolidation or similar transaction) by any person or “group” of persons (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of at least $100,000,000 in aggregate value that, if consummated, would result in such person or group of persons Beneficially Owning 24.9% or less of the total outstanding voting securities of the Company or (B) any merger, consolidation or business combination involving the Company or any of its Subsidiaries that, taken as a whole, the Board of Directors has in good faith determined (taking into account, among other things, (1) its consultation with its outside legal counsel and its financial advisors and (2) the terms and conditions of such Alternative Transaction Proposal and this Agreement (taking into account any proposed amendments by the Investors)), to be more favorable, from a financial point of view, to the Company’s stockholders, than the transactions contemplated by this Agreement (taking into account any proposed amendments by the Investors) and to be reasonably capable of being consummated on the terms proposed and within the same period of time, taking into account all other legal, financial, regulatory and other aspects of such Alternative Transaction Proposal and the person making the proposal.

3.4 Regulatory Matters. (a) The Company will use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and expiration or termination of any applicable waiting periods, necessary or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Documents (including with respect to the exercise of the Warrant), to perform covenants contemplated by this Agreement and the other Transaction Documents, including any such applications, notices, petitions or filings required to be made by it with Governmental Entities in connection with the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable, and, without limiting the foregoing, shall assist in making a rebuttal of control submission under the HOLA to the OTS or the Federal Reserve, as applicable, not later than 30 calendar days following the date of this Agreement; provided, that nothing contained in this Agreement shall require either Investor or any of their respective Affiliates to take any action that would (i) result in either Investor or any of their respective Affiliates being deemed to control the Company for purposes of the HOLA or other applicable law or regulation, or (ii) materially adversely affect in the Investors’ good faith judgment the economic or other benefits expected by the Investors of the transactions contemplated by this

Agreement and the other Transaction Documents to either Investor (the foregoing (i) and (ii) a “Burdensome Condition”), and, for the avoidance of doubt, any requirements to disclose the identities of direct or indirect limited partners, stockholders or members of an Investor or its Affiliates or its investment advisors shall be deemed a Burdensome Condition unless otherwise determined by such Investor in its sole discretion; and, provided, further, that nothing in this Agreement shall obligate an Investor to provide any of its, its Affiliates’ or their control persons’ or direct or indirect equity holders’ nonpublic, proprietary, personal or otherwise confidential information.

(b) The Investors will have the right to review in advance and consult with the Company, subject to applicable laws relating to the exchange of information, with respect to all the information relating to the Investors, and any of their respective subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement and the Transaction Documents. The Company agrees to keep the Investors apprised of the status of matters relating to completion of the transactions contemplated hereby and by the Transaction Documents. The Company shall promptly furnish to the Investors to the extent permitted by applicable laws copies of written communications received by them or the Company Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement or by any other Transaction Document.

(c) The Company shall not take any action which would reasonably be expected to pose a risk that either Investor or any of its respective Affiliates will become, or control, a “savings and loan holding company” within the meaning of HOLA, or otherwise be deemed to control the Company or have other adverse consequences to the Investors under applicable law or regulation, including without limitation undertaking any redemption, recapitalization or repurchase of Common Stock, of securities or rights, options, or warrants to purchase Common Stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Common Stock. In the event that the Company breaches its obligations under this Section 3.4(c), or enters into a transaction, contemplates entering into a transaction, or otherwise believes that it will or is likely to breach its obligations under this Section 3.4(c), it shall promptly notify the other parties hereto and shall cooperate in good faith with such parties to make arrangements or take any other action, in each case, as determined by the Investors.

(d) From the date of this Agreement until the earlier of the date of termination of this Agreement and the date when the Stockholder Approval is obtained, the Company shall not, directly or indirectly, amend, modify, or waive, and the Board of Directors shall not recommend approval of any proposal to the stockholders having the effect of amending, modifying or waiving any provision in the Certificate of Incorporation or By-Laws of the Company in any manner adverse to the Investors.

3.5 Access. From the date of this Agreement until the Funding Date or earlier termination of this Agreement, the Company and its Subsidiaries will afford to each Investor and its representatives (including Affiliates, members, partners, controlling persons, officers and employees of the Investors, and counsel, accountants and other professionals retained by the Investors) such access during normal business hours to its books, records, properties, financial and operating information and personnel and to such other information as each Investor may reasonably request. Without limiting the foregoing, the Company shall provide the monthly financial and operating data that it produces in the ordinary course of its business to the Investors as soon as such information becomes available. In the event, and to the extent, that, it is reasonably determined that the rights afforded pursuant to this Section 3.5 are not sufficient for purposes of the Department of Labor’s “plan assets” regulations, to the extent such plan assets regulation applies to the investment in the Company, each Investor and the Company shall cooperate in good faith to agree upon mutually satisfactory management access and information rights which satisfy such regulations.

ARTICLE IV

Additional Agreements

4.1 Reservation for Issuance; Exchange Listing. Following receipt of the Stockholder Approval and prior to the Funding Date, the Company shall have reserved for issuance that number of shares of Common Stock sufficient for issuance upon exercise of the Warrants in full by the Investors, and shall have filed a supplementary listing application with the New York Stock Exchange with respect to the Warrants and the Warrant Shares.

4.2 Indemnity. (a) The Company shall indemnify and hold harmless each Investor and its Affiliates, officers, directors, members, stockholders, general or limited partners, employees and agents, and each person who controls either Investor within the meaning of the Exchange Act and the rules and regulations promulgated thereunder (each, an “Indemnified Party”), to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including reasonable attorneys’ fees and disbursements), amounts paid in settlement and other costs (collectively, “Losses”) arising out of or resulting from (1) any inaccuracy in or breach of the Company’s representations or warranties in the Transaction Documents, (2) any breach by the Company of its covenants or other agreements in the Transaction Documents or (3) any Losses arising out of or resulting from any legal, administrative or other proceedings instituted by any Governmental Entity, stockholder of the Company or any other Person (other than each Investor and its Affiliates and the Company and its Subsidiaries) arising out of or related to the transactions contemplated by the Transaction Documents.

(b) Each Indemnified Party shall give written notice to the Company of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Company of its obligations under this Section 4.2 unless and to the extent that the Company shall have been actually and materially prejudiced by the failure of such Indemnified Party to so notify the Company. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, such Indemnified Party shall be entitled to hire, at the cost and expense of the Company, counsel and conduct the defense thereof. The Company agrees that it will not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder.

(c) For purposes of the indemnity contained in Sections 4.2(a), all qualifications and limitations set forth in such representations and warranties as to “materiality,” “Material Adverse Effect”, “Knowledge” and words of similar import, shall be disregarded in determining whether there shall have been any inaccuracy or breach of any representations and warranties in this Agreement and shall likewise be disregarded in determining the amount of Losses incurred or resulting in connection therewith.

(d) The Company shall not be required to indemnify Investors pursuant to Section 4.2(a)(1) other than with respect to the Specified Representations: (i) for any claim unless the amount of such claim exceeds $50,000 (for purposes of this subsection 4.2(d)(i), claims based upon the same or substantially the same facts or provisions shall be aggregated and considered as one individual claim), (ii) until the Investors’ aggregate amount of Losses (excluding any claim of less than $50,000 with respect to which the Company is not required to provide indemnification because of the foregoing subclause (i), but including the full amount of any claim in excess of $50,000) exceeds $1,000,000, whereupon Investors shall be entitled to indemnification for all Losses from the first dollar, and (iii) for any Losses in a cumulative aggregate amount exceeding $10,000,000.

(e) No Indemnified Party shall be entitled to receive indemnification proceeds hereunder with respect to any Loss that exceed the amount of such Loss, it being understood that the purpose of this sentence is solely to preclude a duplicate or windfall recovery by any Indemnified Party. For purposes of this Section 4.2, “Losses” shall not include speculative, exemplary or punitive damages; provided, however, that the foregoing shall not limit the right of an Indemnified Party to indemnification in accordance with this Agreement for any claim, settlement, award or judgment against such party or any component of the foregoing by any third party or any amount payable to a third party.

(f) The obligations of the Company under this Section 4.2 shall survive the Funding Date and any termination of this Agreement. The indemnification rights contained in this Section 4.2 are not limited or deemed waived by any investigation or knowledge by the Investors.

(g) Any indemnification payments pursuant to this Section 4.2 shall be treated as an adjustment to the Funding Amount (which shall be allocated proportionally between the Warrant Amount and the Loan Amount) for U.S. federal income and applicable state and local Tax purposes, unless a different treatment is required by applicable law.

4.3 No Change in Control. The Company shall and shall cause the Company Subsidiaries to take all actions necessary to ensure that none of the transactions contemplated hereby shall give rise to a change in control under, or result in the breach or the violation of, or the acceleration of any right under, or result in any additional rights, or the triggering of any anti-dilution adjustment under the Benefit Plans, any employment agreements with any officer of the Company or any Company Subsidiary or any other contract or agreement to which the Company or any Company Subsidiary is a party, including without limitation having any such contracts or agreements waived in writing or amended prior to Funding.

4.4 Rights Plan. The Company shall not adopt or allow to exist any Rights Plan from which each Investor and its Affiliates is not fully exempt.

ARTICLE V

Termination

5.1 Termination. This Agreement may be terminated prior to the Funding Date:

(a) by the written agreement of the Company and the Investors;

(b) by either party, upon written notice to the other parties, in the event that:

(1) the Funding does not occur on or before the date that is six months after the date of this Agreement (the “Outside Date”); provided, that the Investors may, if any of the conditions set forth in Sections 1.2(b)(1)(iv), 1.2(b)(1)(v), 1.2(b)(2)(viii) or 1.2(b)(2)(ix) are not satisfied, by written notice to the Company extend the Outside Date one or more times to a date no later than the date that is nine months after the date of this Agreement, and all references to the Outside Date in the Transaction Documents shall refer to the Outside Date as so extended; and provided, further, that a party whose failure to perform or observe its covenants and agreements under this Agreement resulted in the Funding Date not occurring by the Outside Date shall not be entitled to terminate this Agreement under this Section 5.1(b)(1); or

(2) any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable; or

(c) by the Company:

(1) if the Investors breach any representation, warranty or covenant of this Agreement which breach would cause any of the conditions set forth in Section 1.2(b)(1) and (3) not to be satisfied and such breach is not cured within the earlier to occur of the date that is twenty (20) Business Days after written notice thereof and the Outside Date;

(d) by the Investors, in the event that:

(1) at any time prior to the Funding Date, the Board of Directors (A) effects a Change of Recommendation or (B) publicly approves, endorses or recommends or publicly proposes to approve, endorse or recommend any Alternative Transaction Proposal;

(2) a Stockholders’ Meeting has been held and the Stockholder Approval contemplated by this Agreement shall not have been obtained;

(3) either Investor or any of their respective Affiliates receives written notice from or is otherwise advised by the OTS or the Federal Reserve, as may be applicable at the time of such determination, that the OTS or the Federal Reserve, respectively, will not grant (or intends to rescind or revoke if previously granted, including, with respect to the Federal Reserve, written confirmations previously granted by the OTS) any of the written confirmations or determinations described in Section 1.2(b)(1)(iv) and (v);

(4) the Company breaches any representation, warranty or covenant of this Agreement which breach would cause any of the conditions set forth in Section 1.2(b)(1) and (2) not to be satisfied and such breach is not cured within the earlier to occur of the date that is twenty (20) Business Days after written notice thereof and the Outside Date; or

(5) if any of the conditions to Funding set forth in Section 1.2(b)(2) are not capable of being satisfied on or before the Outside Date.

5.2 Effects of Termination. In the event of any termination of this Agreement as provided in Section 5.1, this Agreement (other than Section 4.2, this Article V, and Article VI and all applicable defined terms, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided that nothing herein shall relieve any party from liability for willful breach of this Agreement or breach of this Agreement prior to any termination hereof.

5.3 Fees and Expenses. (a) Simultaneously with the execution of this Agreement, the Company shall pay the Investors an amount of cash equal to $1,000,000 in immediately available funds to accounts specified by the Investors in respect of reimbursement of certain costs and expenses incurred by the Investors in connection with due diligence of the Company and preparation and negotiation of the Transaction Documents.

(b) In the event that this Agreement is terminated:

(1) by the Investors pursuant to Section 5.1(d)(1), the Company shall pay the Investors $3,500,000 in immediately available funds (the “Termination Fee”) no later than three Business Days after the date of such termination;

(2) (I) (i) by either party pursuant to Section 5.1(b)(1) or (ii) the Investors pursuant to Section 5.1(d)(2) or Section 5.1(d)(4), (II) prior to the date of termination (in the case of termination pursuant to Section 5.1(b)(1) or Section 5.1(d)(4)) or the Stockholders’ Meeting (in the case of termination pursuant to Section 5.1(d)(2)), an Alternative Transaction Proposal shall have been made to the Company or made public, and (III) within twelve months of termination of this Agreement, the Company enters into an agreement with respect to, or consummates, a transaction with respect to an Alternative

Transaction Proposal, then the Company shall pay the Investors the Termination Fee (less any Additional Reimbursement Amount already paid to Investors pursuant to Section 5.3(b)(3)) within three Business Days of the date of entry into such agreement or consummation of such transaction, whichever is earlier; or

(3) by the Investors pursuant to Section 5.1(d)(2), Section 5.1(d)(4) or Section 5.1(d)(5), other than based on a failure to satisfy the conditions to Funding set forth in Section 1.2(b)(2)(viii), Section 1.2(b)(2)(ix) or Section 1.2(b)(2)(xii) (for which no Additional Reimbursement Amount shall be due), the Company shall pay the Investors $250,000 in the aggregate in immediately available funds (the “Additional Reimbursement Amount”) within three Business Days of such termination.

(c) Other than as set forth in this Section 5.3, each of the parties will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated under the Transaction Documents. Upon the receipt by the Investors of the Termination Fee or the Additional Reimbursement Amount and other than with respect to fraud or intentional breach or misrepresentation or termination pursuant to Section 5.1(d)(4), the Investors shall not be entitled to obtain money damages against the Company in respect of a breach of this Agreement.

ARTICLE VI

Miscellaneous

6.1 Survival. Each of the representations and warranties set forth in this Agreement shall survive for a period of fifteen months following the Funding Date or date upon which this Agreement is terminated, if terminated prior to the Funding Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period) and thereafter shall expire and have no further force and effect; provided that the representations and warranties in Sections 2.1(a), 2.1(b), 2.1(c), 2.1(d), 2.1(y) shall survive indefinitely, the representations and warranties in Section 2.1(i) shall survive until 60 days following the expiration of the applicable statutory periods of limitations, and the representation and warranty contained in Section 2.1(dd) shall survive until the earlier of (a) one year following the termination of this Agreement and (b) the first date following the completion of the Funding upon which the Investors and their Affiliates do not collectively beneficially own a Qualifying Ownership Interest (as defined in the Investor Rights Agreement). The representations referenced in the proviso of the immediately preceding sentence are referred to as the “Specified Representations.” Except as otherwise provided herein, all covenants and agreements contained herein shall survive for the duration of any statutes of limitations applicable thereto or until, by their respective terms, they are no longer operative.

6.2 Amendment. No amendment or waiver of this Agreement will be effective with respect to any party unless made in writing and signed by a duly authorized officer of such party.

6.3 Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Funding are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

6.4 Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile or electronically in portable document format (pdf) and such facsimiles or pdfs will be deemed as sufficient as if original signature pages had been delivered.

6.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof. Each of the parties hereto hereby irrevocably and unconditionally (i) consents to submit to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over the matter is vested in the federal courts, any court of the United States located in the State of Delaware for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, (ii) agrees not to commence any litigation relating thereto except in such courts, (iii) waives any objection to the laying of venue of any such litigation in such courts and (iv) agrees not to plead or claim in such courts that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (A) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (B) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to this Section shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

6.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(1)	If to Hilltop:

Hilltop Holdings Inc.

200 Crescent Court, Suite 1330

Dallas, Texas 75201

Attn:	President
Facsimile:	(214) 855-2173

with a copy to (which copy alone shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019-6150

Attn:	David E. Shapiro
Facsimile:	(212) 403-2000

(2)	If to Oak Hill:

Oak Hill Capital Partners

65 East 55th Street, 32nd Floor

New York, NY 10022

Attn:	Douglas Kaden
Facsimile:	(212) 527-8450

with a copy to (which copy alone shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attn:	Lee A. Meyerson Elizabeth A. Cooper
Facsimile:	(212) 455-2502

(3)	If to the Company:

SWS Group, Inc.

1201 Elm Street, Suite 3500

Dallas, Texas 75270

Attn:	General Counsel
Facsimile:	(214) 859-6020

with copies to (which copy alone shall not constitute notice):

Andrews Kurth, LLP

1717 Main Street, Suite 3700

Dallas, TX 75201

Attn:	Ronald L. Brown
Facsimile:	(214) 659-4819

6.8 Entire Agreement, Etc. This Agreement (including the Exhibits and Disclosure Schedule) and the Transaction Documents constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof; (b) the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, and with respect to the Investors, their permitted assigns; and (c) without the prior written consent of all parties hereto, this Agreement will not be assignable by any means whatsoever, whether voluntary, involuntary, by operation of law or otherwise (any attempted assignment in contravention hereof being null and void), except that each Investor shall be permitted to assign its rights or obligations hereunder to any Affiliate entity (any such transferee shall be included in the term “Investor”)).

6.9 Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement. When used herein:

(1) the word “or” is not exclusive;

(2) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(3) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(4) the term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise. For purposes of this definition, the (i) Company and any of its Affiliates are not Affiliates of Hilltop Holdings Inc. or Oak Hill Capital Partners III, L.P. or any of their respective Affiliates and (ii) Hilltop Holdings Inc. and any of its Affiliates are not Affiliates of Oak Hill Capital Partners III, L.P. or any of its Affiliates;

(5) “Beneficially Own,” “Beneficial Owner” and “Beneficial Ownership” are used herein as defined in Rules 13d-3 and 13d-5 of the Exchange Act;

(6) “Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close;

(7) “Capital Lease Obligations” means as to any person, the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for the purposes of this Agreement or the Credit Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

(8) “Group Member” has the collective reference to the Company and the Company Subsidiaries.

(9) “Guarantee Obligation” means as to any person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another person (including any bank under any letter of credit) that guarantees or in effect guarantees, any indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

(10) “Guarantor” has the meaning given to it in the Credit Agreement.

(11) “Indebtedness”: of any person at any date, without duplication, (a) all indebtedness of such person for borrowed money, (b) all obligations of such person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such person’s business), (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such person, (f) all obligations of such person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred capital stock of such person, (h) all Guarantee Obligations of such person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such person, whether or not such person has assumed or become liable for the payment of such obligation, (j) all obligations of such person in respect of Swap Agreements and (k) all obligations or liabilities of such person arising from a Repo Transaction; provided, that the term “Indebtedness” shall not include (A) payments with respect to deferred employee compensation, (B) agreements providing for indemnification, for the adjustment of purchase price or for similar adjustments in connection with acquisitions or a dispositions permitted by the Credit Agreement or (C) any obligations of such person in respect of any lease pursuant to which such person is the lessee that is accounted for as an operating lease in accordance with GAAP. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such person is not liable therefor.

(12) “Investor Rights Agreement” refers to the Investor Rights Agreement, by and between the Investors and the Company, in the form attached as Exhibit C hereto.

(13) “to the Knowledge of the Company” or “Company’s Knowledge” or “Knowledge” and words of similar import means (i) with respect to the representation set forth in Section 2.1(bb)(4)(ii) only, the actual knowledge, after reasonable inquiry, of John L. Holt, Jr. and (ii) other than with respect to the representation set forth in Section 2.1(bb)(4)(ii), the actual knowledge, after reasonable inquiry, of James H. Ross, John L. Holt, Jr., Stacy M. Hodges, Daniel R. Leland, Richard H. Litton, Paul D. Vinton, Allen R. Tubb and Mike Cogliano;

(14) “Material Adverse Effect” means any circumstance, event, change, development or effect that, individually or in the aggregate, would (1) be material and adverse to the business, property, operations, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, other than to the extent resulting from (i) adverse changes after the date of this Agreement in the United States economy (so long as Company is not disproportionately affected thereby); (ii) adverse changes after the date of this Agreement in the industries in which Company operates (so long as Company is not disproportionately affected thereby); (iii) the announcement or pendency of the transactions contemplated by this Agreement ; (iv) the failure to meet analysts’ projections, in and of itself (provided that the underlying reason for such failure to meet projections shall not be excluded by this subsection (iv)); (v) changes in laws after the date of this Agreement (so long as Company is not disproportionately affected thereby); (vi) changes in GAAP after the date of this Agreement; or (vii) acts of war or terrorism after the date of this Agreement; or (2) materially impair the ability of the Company to perform its obligations under this Agreement or materially threaten or impede or delay the consummation of the transactions contemplated hereby.

(15) “Permitted Liens” means (i) Liens for taxes and other governmental charges and assessments which are not yet due and payable, (ii) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable, and (iii) other Liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection.

(16) “person” or “Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act;

(17) “Requirement of Law” means as to any person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Entity, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject.

(18) “Repo Transaction” means any of the following: repurchase agreements, reverse repurchase agreements, sell buy backs and buy sell backs agreements, securities lending and borrowing agreements and any other agreement or transaction similar to those referred to above in this definition.

(19) “Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries shall be a “Swap Agreement”.

(20) the term “Subsidiary” means any entity or person that is controlled by another entity or person. For purposes of this definition, an entity or person controls another entity or person if it (i) owns, controls, or holds the power to vote 25% of any class of voting securities of such other entity or person, (ii) controls in any manner the election of a majority of the other entity’s or person’s board of directors (or equivalent positions), or (3) has the power to exercise, directly or indirectly, a controlling influence over the management or policies of such other entity or person.

(21) “Transaction Documents” refers collectively to this Agreement, the Credit Agreement and the Notes issued thereunder, the Warrants and the Investor Rights Agreement, together in each case with any amendments, supplements or modifications thereto and the Loan Documents (as defined in the Credit Agreement).

6.10 Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

6.11 Severability. If any provision of this Agreement or the application thereof to any person (including, the officers and directors of the Investors and the Company) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

6.12 No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto, any benefit right or remedies, except that the provisions of Section 4.2 shall inure to the benefit of the persons referred to in that Section.

6.13 Public Announcements. Subject to each party’s disclosure obligations imposed by law or regulation, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement or the other Transaction Documents, and no party hereto will make any such news release or public disclosure without first consulting with the other party hereto and receiving its consent (which shall not be unreasonably withheld, conditioned or delayed), and each party shall coordinate with the other with respect to any such news release or public disclosure.

6.14 Remedies. The Company agrees that irreparable damage would occur in the event that the Company breaches any of the provisions of this Agreement or fails to perform this Agreement in accordance with its specific terms. It is accordingly agreed that the Investors shall be entitled to obtain specific performance against the Company of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity. The Company further agrees that (a) it has and shall have no legal or equitable recourse against any of either Investor’s Affiliates, officers, directors, members, stockholders, general or limited partners, employees and agents, or any person who controls either Investor within the meaning of the Exchange Act and the rules and regulations promulgated thereunder in connection with or otherwise arising out of this Agreement, the Transaction Documents or the transactions contemplated thereby, (b) it is not entitled to obtain specific performance or other equitable or injunctive relief against the Investors in connection with this Agreement, the Transaction Documents or the transactions contemplated thereby or otherwise, (c) in no event shall any Investor bear any liability for any action or omission of the other Investor, and (d) under no circumstances shall any Investor be liable to the Company for monetary damages exceeding $5,000,000 individually or $10,000,000 in the aggregate for both Investors in connection with or arising out of any breach (including any willful or intentional breach) of this Agreement or any Transaction Document or otherwise in connection with or arising out of the transactions contemplated thereby.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

SWS GROUP, INC.

By:	/s/ James H. Ross
	Name:	James H. Ross
	Title:	Chief Executive Officer

HILLTOP HOLDINGS INC.

By:	/s/ Corey Prestidge
	Name:	Corey Prestidge
	Title:	General Counsel and Secretary

OAK HILL CAPITAL PARTNERS III, L.P.

By:	OHCP GenPar III, L.P., its general partner
By:	OHCP MGP Partners III, L.P., its general partner
By:	OHCP MGP III, Ltd., its general partner

By:	/s/ John Monsky
	Name:	John Monsky
	Title:	Vice President

OAK HILL CAPITAL MANAGEMENT PARTNERS III, L.P.

By:	OHCP GenPar III, L.P., its general partner
By:	OHCP MGP Partners III, L.P., its general partner
By:	OHCP MGP III, Ltd., its general partner

By:	/s/ John Monsky
	Name:	John Monsky
	Title:	Vice President

[Signature Page to Funding Agreement]